Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
 QAD Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑160125, 333-137417, 333-66610, 333-48381, and 333-35367) on Form S-8 and No. 333-198779 on Form S-3 of QAD Inc. of our reports dated April 10, 2015, with respect to the consolidated balance sheets of QAD Inc. and subsidiaries as of January 31, 2015 and 2014, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2015, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of January 31, 2015, which reports appear in the January 31, 2015 annual report on Form 10‑K of QAD Inc.

/s/ KPMG LLP
Woodland Hills, California
April 10, 2015